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                                                                      EXHIBIT 12

                K-III COMMUNICATIONS CORPORTION AND SUBSIDIARIES

                    DEFICIENCY OF EARNINGS TO FIXED CHARGES
                  AND DEFICIENCY OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                                 1996        1995         1994
                                                                                ACTUAL      ACTUAL       ACTUAL
                                                                              ----------  -----------  -----------
Earnings before fixed charges:
  Net income (loss).........................................................  $    8,044  $   (75,435) $   (41,403)
  Income tax benefit........................................................     (53,300)     (59,600)     (42,100)
                                                                              ----------  -----------  -----------
Loss before income tax benefit..............................................     (45,256)    (135,035)     (83,503)
Interest expense and amortization of deferred financing costs...............     129,168      108,972       81,431
Interest portion of rental expenses.........................................      10,510        8,129        7,991
                                                                              ----------  -----------  -----------
Earnings (loss) before fixed charges........................................      94,422      (17,934)       5,919
                                                                              ----------  -----------  -----------
Fixed charges:
  Interest expense and amortization of
    deferred financing costs................................................     129,168      108,972       81,431
  Interest portion of rental expenses.......................................      10,510        8,129        7,991
                                                                              ----------  -----------  -----------
    Total fixed charges.....................................................     139,678      117,101       89,422
                                                                              ----------  -----------  -----------
Deficiency of earnings to fixed charges.....................................     (45,256)    (135,035)     (83,503)
Preferred stock dividends...................................................     (43,526)     (28,978)     (25,959)
                                                                              ----------  -----------  -----------
Deficiency of earnings to fixed charges and preferred stock dividends.......  $  (88,782) $  (164,013) $  (109,462)
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------
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